Exhibit 99.1

Acushnet Holdings Corp. Announces
Second Quarter and Year-to-Date 2024 Financial Results

Second Quarter and Year-to-Date 2024 Financial Results
•Second quarter net sales of $683.9 million, down 0.8% year over year, up 0.6% in constant currency
•Year-to-date net sales of $1,391.4 million, up 1.1% year over year, up 2.3% in constant currency
•Second quarter net income attributable to Acushnet Holdings Corp. of $71.4 million, down 4.4% year over year
•Year-to-date net income attributable to Acushnet Holdings Corp. of $159.2 million, down 5.2% year over year
•Second quarter Adjusted EBITDA of $131.0 million, down 0.8% year over year
•Year-to-date Adjusted EBITDA of $284.7 million, up 2.1% year over year

FAIRHAVEN, MA – August 6, 2024 – Acushnet Holdings Corp. (NYSE: GOLF) ("Acushnet" or the "Company"), the global leader in the design, development, manufacture and distribution of performance-driven golf products, today reported financial results for the three and six months ended June 30, 2024.
“Acushnet continued to execute its growth strategies in the second quarter and, through the first six months of the year, the team delivered a 2% increase in both constant currency net sales and Adjusted EBITDA, consistent with our expectations. These first half gains were driven by growth in Titleist golf balls and golf clubs,” said David Maher, Acushnet’s President and Chief Executive Officer.
Mr. Maher continued, “There remains strong participation and enthusiasm for the game of golf, particularly in the U.S. where rounds of play were up 2% year-to-date. Rounds outside the U.S. are resilient but down slightly as several markets started slowly due to poor spring weather.
As we look ahead to the second half of the year, we are excited to launch new Titleist GT drivers and fairway metals, which are already seeing success across the global professional tours, and new products from FootJoy and KJUS for the fall and winter seasons. I would like to thank our team of Acushnet associates as they remain dedicated to delivering long-term value for our shareholders.”

Summary of Second Quarter 2024 Financial Results

	Three months ended June 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2024	2023	$ change	% change	$ change	% change
Net sales	$683.9	$689.4	$(5.5)	(0.8)%	$4.1	0.6%
Net income attributable to Acushnet Holdings Corp.	$71.4	$74.7	$(3.3)	(4.4)%
Adjusted EBITDA	$131.0	$132.1	$(1.1)	(0.8)%
_______________________________________________________________________________________

Consolidated net sales for the quarter decreased 0.8%, or increased 0.6% on a constant currency basis. The increase on a constant currency basis was primarily driven by higher sales volumes in Titleist golf balls, partially offset by lower sales volumes in Titleist golf clubs.

On a geographic basis, higher net sales in the United States were largely driven by increases of 8.5% in Titleist golf balls and 4.8% in FootJoy golf wear, primarily due to higher sales volumes of Pro V1 and Pro V1x, and our latest generation AVX golf balls and higher average selling prices in apparel and higher net sales in footwear. These increases were partially offset by a decrease of 9.0% in Titleist golf clubs as higher sales volumes of our latest generation T-Series irons and our recently launched SM10 wedges and Phantom putters were more than offset by lower sales volumes of drivers, fairways, hybrids and Super Select putters, which were all in their second model year.

Net sales in regions outside the United States decreased 4.4%, or 1.0% on a constant currency basis, primarily due to lower net sales in Rest of World partially offset by increases in Japan, EMEA and Korea. In Rest of World, the decrease in net sales was primarily due to lower net sales in FootJoy golf wear, primarily footwear.
Segment specifics:
•4.2% increase in net sales (5.3% on a constant currency basis) of Titleist golf balls, primarily due to higher sales volumes of Pro V1 and Pro V1x, and our latest generation AVX golf balls launched in the first quarter of 2024.

•5.6% decrease in net sales (4.1% on a constant currency basis) of Titleist golf clubs as higher sales volumes of our latest generation T-Series irons and recently launched SM10 wedges and Phantom putters were more than offset by lower sales volumes of drivers, fairways, hybrids and Super Select putters, which were all in their second model year.

•1.4% decrease in net sales (flat on a constant currency basis) of Titleist golf gear. Constant currency net sales were flat, as increased sales volumes in travel product categories and higher average selling prices across all product categories were offset by lower sales volumes in golf bags.

•0.6% decrease in net sales (0.7% increase on a constant currency basis) in FootJoy golf wear. The increase in constant currency was primarily due to higher net sales in apparel, partially offset by lower net sales in footwear.

Net income attributable to Acushnet Holdings Corp. decreased 4.4% to $71.4 million, year over year, primarily as a result of an increase in interest expense, net.

Adjusted EBITDA was $131.0 million, down 0.8% year over year. Adjusted EBITDA margin was 19.2% for the second quarter versus 19.2% for the prior year period.
Summary of First Six Months 2024 Financial Results

	Six months ended June 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2024	2023	$ change	% change	$ change	% change
Net sales	$1,391.4	$1,375.7	$15.7	1.1%	$31.7	2.3%
Net income attributable to Acushnet Holdings Corp.	$159.2	$167.9	$(8.7)	(5.2)%
Adjusted EBITDA	$284.7	$278.8	$5.9	2.1%
_______________________________________________________________________________________

Consolidated net sales for the first six months increased 1.1%, or 2.3% on a constant currency basis, primarily driven by higher sales volumes in Titleist golf balls and Titleist golf clubs, partially offset by lower sales volumes in FootJoy golf wear. A decline in sales volume of products that are not allocated to one of our four reportable segments also contributed to the change in net sales.

On a geographic basis, net sales in the United States were higher across all reportable segments with increases of 11.6% in Titleist golf balls, 7.7% in Titleist golf gear, 5.0% in Titleist golf clubs and 3.0% in FootJoy golf wear. These increases were primarily driven by higher sales volumes across Titleist golf balls, Titleist golf gear and Titleist golf clubs and higher average selling prices in FootJoy golf wear apparel.

Net sales in regions outside the United States were down 6.6%, or 3.9% on a constant currency basis. In Korea, the decrease was primarily due to lower net sales of products that are not allocated to one of our four reportable segments and lower net sales in FootJoy golf wear, primarily apparel, and Titleist golf gear. In Rest of World, the decrease was primarily due to lower net sales in FootJoy golf wear, primarily footwear and apparel. In EMEA, the decrease was primarily due to lower net sales in FootJoy golf wear, primarily footwear and apparel, and lower net sales of products that are not allocated to one of our four reportable segments, partially offset by an increase in Titleist golf clubs. In Japan, net sales decreased primarily due to lower net sales in FootJoy golf wear, primarily footwear, lower net sales of Titleist golf gear and lower net sales of products that are not allocated to one of our four reportable segments, partially offset by higher net sales in Titleist golf clubs.

Segment specifics:
•6.0% increase in net sales (7.1% on a constant currency basis) of Titleist golf balls, primarily driven by higher sales volumes of Pro V1 and Pro V1x, and our latest generation AVX, Tour Soft and TruFeel models launched in the first quarter of 2024.

•3.4% increase in net sales (4.7% on a constant currency basis) of Titleist golf clubs, largely due to higher sales volumes of our SM10 wedges launched in the first quarter of 2024 and T-Series irons launched in the third quarter of 2023, partially offset by lower sales volumes of drivers, hybrids and fairways, which were all in their second model year.

•0.1% increase in net sales (1.2% on a constant currency basis) of Titleist golf gear driven by higher sales volumes in travel product categories and higher average selling prices across all product categories, partially offset by lower sales volumes in golf bags.

•3.8% decrease in net sales (2.9% on a constant currency basis) in FootJoy golf wear, largely due to lower sales volumes across all product categories and lower average selling prices in footwear, partially offset by higher average selling prices in apparel.

Net income attributable to Acushnet Holdings Corp. decreased 5.2% to $159.2 million, year over year, primarily as a result of an increase in interest expense, net as well as a decrease in income from operations and an increase in income tax expense. The decrease in income from operations was primarily related to higher operating expenses that included restructuring costs associated with the closure of certain production lines at our footwear manufacturing joint venture.
Adjusted EBITDA was $284.7 million, up 2.1% year over year. Adjusted EBITDA margin was 20.5% for the first six months versus 20.3% for the prior year period.
Cash Dividend and Share Repurchase
Acushnet's Board of Directors today declared a quarterly cash dividend of $0.215 per share of common stock. The dividend will be payable on September 20, 2024 to shareholders of record on September 6, 2024. The number of shares outstanding as of July 31, 2024 was 61,813,629.
During the quarter, the Company repurchased 587,520 shares of its common stock on the open market at an average price of $63.83 for an aggregate of $37.5 million. As a result, on July 10, 2024, the Company repurchased 587,520 shares of its common stock from Magnus Holdings Co., Ltd. (“Magnus”), a wholly owned subsidiary of Fila Holdings Corp., for an aggregate of $37.5 million in satisfaction of its previously disclosed obligation. On June 14, 2024, the Company entered into a new agreement with Magnus to purchase from Magnus an equal amount of its common stock as it purchases on the open market over the period of time from July 1, 2024 through December 31, 2024, up to an aggregate of $62.5 million, at the same weighted average per share price.
2024 Outlook
The Company is reaffirming its full-year 2024 outlook and expects full year consolidated net sales to be approximately $2,450 to $2,500 million and Adjusted EBITDA to be approximately $385 to $405 million. On a constant currency basis, consolidated net sales are expected to increase 3.2% to 5.3%. The Company plans to share additional details of the 2024 Outlook during its investor conference call.
Investor Conference Call
Acushnet will hold a conference call at 8:30 am (Eastern Time) on August 6, 2024 to discuss the financial results and host a question and answer session. A live webcast of the conference call will be accessible at www.AcushnetHoldingsCorp.com/ir. A replay archive of the webcast will be available shortly after the call concludes.

About Acushnet Holdings Corp.
We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission - to be the performance and quality leader in every golf product category in which we compete - has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf – Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands. Additional information can be found at www.acushnetholdingscorp.com.

Forward-Looking Statements
This press release includes forward-looking statements that reflect our current views with respect to, among other things, our 2024 outlook, our operations and our financial performance. These forward-looking statements are included throughout this press release and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our anticipated consolidated net sales, consolidated net sales on a constant currency basis and Adjusted EBITDA. We use words like “guidance,” “outlook,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this press release.

The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. Important factors that could cause or contribute to such differences include: a reduction in the number of rounds of golf played or in the number of golf participants; unfavorable weather conditions may impact the number of playable days and rounds played in a given year; consumer spending habits and macroeconomic factors may affect the number of rounds of golf played and related spending on golf products; demographic factors may affect the number of golf participants and related spending on our products; changes to the Rules of Golf with respect to equipment; a significant disruption in the operations of our manufacturing, assembly or distribution facilities; our ability to procure raw materials or components of our products; a disruption in the operations of our suppliers; the cost of raw materials and components; currency transaction and translation risk; our ability to successfully manage the frequent introduction of new products or satisfy changing consumer preferences, quality and regulatory standards; our reliance on technical innovation and high-quality products; our ability to adequately enforce and protect our intellectual property rights; involvement in lawsuits to protect, defend or enforce our intellectual property rights; our ability to prevent infringement of intellectual property rights by others; changes to patent laws; intense competition and our ability to maintain a competitive advantage in each of our markets; limited opportunities for future growth in sales of certain of our products, including golf balls, golf shoes and golf gloves; our customers’ financial condition, their levels of business activity and their ability to pay trade obligations; a decrease in corporate spending on our custom logo golf balls; our ability to maintain and further develop our sales channels; consolidation of retailers or concentration of retail market share; our ability to maintain and enhance our brands; seasonal fluctuations of our business; fluctuations of our business based on the timing of new product introductions; risks associated with doing business globally; compliance with laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation; our ability to secure professional golfers to endorse or use our products; negative publicity relating to us or the golfers who use our products or the golf industry in general; our ability to accurately forecast demand for our products; a disruption in the service or a significant increase in the cost, of our primary delivery and shipping services or a significant disruption at shipping ports; our ability to maintain our information systems to adequately perform their functions; cybersecurity risks; our ability to comply with data privacy and security laws; the ability of our eCommerce systems to function effectively; impairment of goodwill and identifiable intangible assets; our ability to attract and/or retain management and other key employees and hire qualified management, technical and manufacturing personnel; our ability to prohibit sales of our products by unauthorized retailers or distributors; our ability to grow our presence in existing international markets and expand into additional international markets; tax uncertainties, including potential changes in tax laws, unanticipated tax liabilities and limitations on utilization of tax attributes after any change of control; adequate levels of coverage of our insurance policies; product liability, warranty and recall claims; litigation and other regulatory proceedings; compliance with environmental, health and safety laws and regulations; our ability to secure additional capital at all or on terms acceptable to us and potential dilution of holders of our common stock; lack of assurance of positive returns on capital investments; risks associated with acquisitions and investments; our estimates or judgments relating to our critical accounting estimates; terrorist activities and international political instability; occurrence of natural disasters or pandemic diseases; a high degree of leverage, ability to service our indebtedness, ability to incur more indebtedness and restrictions in the agreements governing our indebtedness; our use of derivative financial instruments; the ability of our controlling shareholder to control significant corporate activities, and that our controlling shareholder’s interests may conflict with yours; our status as a controlled company; the market price of shares of our common stock; the execution of our share repurchase program and effects thereof; our ability to maintain effective internal controls over financial reporting; our ability to pay dividends; our status as a holding company; dilution from future issuances or sales of our common stock; anti-takeover provisions in our organizational documents and Delaware law; reports from securities analysts; and the other factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission ("SEC") on February 29, 2024 as it may be updated by our periodic reports subsequently filed with the SEC. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media Contact:
AcushnetPR@icrinc.com
Investor Contact:
IR@AcushnetGolf.com

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except share and per share amounts)	2024	2023	2024	2023
Net sales	$683,867	$689,363	$1,391,421	$1,375,653
Cost of goods sold	312,113	320,840	641,728	641,458
Gross profit	371,754	368,523	749,693	734,195
Operating expenses:
Selling, general and administrative	246,084	242,015	482,676	464,554
Research and development	16,140	16,507	32,593	31,047
Intangible amortization	3,507	3,511	7,020	7,200
Income from operations	106,023	106,490	227,404	231,394
Interest expense, net	14,104	10,949	27,180	20,845
Other expense, net	543	428	882	1,092
Income before income taxes	91,376	95,113	199,342	209,457
Income tax expense	21,212	20,749	44,619	41,474
Net income	70,164	74,364	154,723	167,983
Less: Net loss (income) attributable to noncontrolling interests	1,264	291	4,467	(53)
Net income attributable to Acushnet Holdings Corp.	$71,428	$74,655	$159,190	$167,930

Net income per common share attributable to Acushnet Holdings Corp.:
Basic	$1.12	$1.09	$2.48	$2.46
Diluted	1.11	1.09	2.47	2.45
Weighted average number of common shares:
Basic	63,935,451	68,341,608	64,278,286	68,277,693
Diluted	64,160,688	68,649,044	64,524,931	68,647,983

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
(in thousands, except share and per share amounts)	2024	2023
Assets
Current assets
Cash, cash equivalents and restricted cash ($13,013 and $12,532 attributable to the FootJoy golf shoe joint venture ("FootJoy JV"))	$80,286	$65,435
Accounts receivable, net	411,565	201,352
Inventories ($3,714 and $9,621 attributable to the FootJoy JV)	482,605	615,535
Prepaid and other assets	119,068	114,370
Total current assets	1,093,524	996,692
Property, plant and equipment, net ($8,508 and $9,044 attributable to the FootJoy JV)	299,740	295,343
Goodwill ($32,312 and $32,312 attributable to the FootJoy JV)	221,836	225,302
Intangible assets, net	530,187	537,407
Deferred income taxes	24,587	31,454
Other assets ($1,924 and $1,972 attributable to the FootJoy JV)	104,284	110,479
Total assets	$2,274,158	$2,196,677
Liabilities, Redeemable Noncontrolling Interests and Shareholders' Equity
Current liabilities
Short-term debt	$23,146	$28,997
Current portion of long-term debt	713	351
Accounts payable ($2,837 and $6,059 attributable to the FootJoy JV)	156,971	150,514
Accrued taxes	45,248	46,398
Accrued compensation and benefits ($480 and $1,233 attributable to the FootJoy JV)	87,513	111,136
Accrued expenses and other liabilities ($3,772 and $1,687 attributable to the FootJoy JV)	165,596	113,739
Total current liabilities	479,187	451,135
Long-term debt	728,129	671,819
Deferred income taxes	7,323	7,080
Accrued pension and other postretirement benefits	70,983	69,634
Other noncurrent liabilities	79,612	84,137
Total liabilities	1,365,234	1,283,805
Redeemable noncontrolling interests	10,215	9,785
Shareholders' equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 62,728,903 and 63,429,243 shares issued	63	63
Additional paid-in capital	792,559	808,615
Accumulated other comprehensive loss, net of tax	(123,038)	(104,349)
Retained earnings	231,608	159,906
Treasury stock, at cost; (587,520 of accrued share repurchases)	(37,499)	—
Total equity attributable to Acushnet Holdings Corp.	863,693	864,235
Noncontrolling interests	35,016	38,852
Total shareholders' equity	898,709	903,087
Total liabilities, redeemable noncontrolling interests and shareholders' equity	$2,274,158	$2,196,677

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six months ended June 30,
(in thousands)	2024	2023
Cash flows from operating activities
Net income	$154,723	$167,983
Adjustments to reconcile net income to cash flows provided by operating activities
Depreciation and amortization	27,751	25,374
Unrealized foreign exchange gain	(86)	(3,341)
Amortization of debt issuance costs	866	337
Share-based compensation	14,967	16,064
Loss (gain) on disposals of property, plant and equipment	766	(15)
Deferred income taxes	6,735	23,302
Changes in operating assets and liabilities	(103,605)	(110,087)
Cash flows provided by operating activities	102,117	119,617
Cash flows from investing activities
Additions to property, plant and equipment	(22,110)	(27,228)
Additions to intangible assets	—	(25,235)
Other, net	—	(887)
Cash flows used in investing activities	(22,110)	(53,350)
Cash flows from financing activities
Repayments of short-term borrowings, net	—	(4,879)
Proceeds from credit facilities	692,681	779,920
Repayments of credit facilities	(638,797)	(661,605)
Purchases of common stock	(72,250)	(138,021)
Dividends paid on common stock	(28,076)	(27,413)
Payment of employee restricted stock tax withholdings	(16,577)	(11,461)
Other, net	—	1,078
Cash flows used in financing activities	(63,019)	(62,381)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(2,137)	(249)
Net increase in cash, cash equivalents and restricted cash	14,851	3,637
Cash, cash equivalents and restricted cash, beginning of year	65,435	58,904
Cash, cash equivalents and restricted cash, end of period	$80,286	$62,541

ACUSHNET HOLDINGS CORP.
Supplemental Net Sales Information (Unaudited)
Second Quarter Net Sales by Segment

	Three months ended				Constant Currency
	June 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2024	2023	$ change	% change	$ change	% change
Titleist golf balls	$247.5	$237.6	$9.9	4.2%	$12.6	5.3%
Titleist golf clubs	177.5	188.0	(10.5)	(5.6)%	(7.8)	(4.1)%
Titleist golf gear	68.9	69.9	(1.0)	(1.4)%	0.1	0.1%
FootJoy golf wear	157.2	158.2	(1.0)	(0.6)%	1.1	0.7%
Second Quarter Net Sales by Region

	Three months ended				Constant Currency
	June 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2024	2023	$ change	% change	$ change	% change
United States	$408.5	$401.4	$7.1	1.8%	$7.1	1.8%
EMEA	86.7	86.1	0.6	0.7%	0.9	1.0%
Japan	29.8	32.8	(3.0)	(9.1)%	1.2	3.7%
Korea	83.8	86.6	(2.8)	(3.2)%	0.7	0.8%
Rest of World	75.1	82.5	(7.4)	(9.0)%	(5.8)	(7.0)%
Total net sales	$683.9	$689.4	$(5.5)	(0.8)%	$4.1	0.6%

Six Months Net Sales by Segment

	Six months ended				Constant Currency
	June 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2024	2023	$ change	% change	$ change	% change
Titleist golf balls	$455.5	$429.6	$25.9	6.0%	$30.6	7.1%
Titleist golf clubs	381.4	368.8	12.6	3.4%	17.5	4.7%
Titleist golf gear	137.1	136.9	0.2	0.1%	1.7	1.2%
FootJoy golf wear	349.6	363.5	(13.9)	(3.8)%	(10.6)	(2.9)%
Six Months Net Sales by Region

	Six months ended				Constant Currency
	June 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2024	2023	$ change	% change	$ change	% change
United States	$826.8	$771.3	$55.5	7.2%	$55.5	7.2%
EMEA	188.4	190.9	(2.5)	(1.3)%	(4.7)	(2.5)%
Japan	67.0	79.1	(12.1)	(15.3)%	(3.6)	(4.6)%
Korea	159.1	175.6	(16.5)	(9.4)%	(10.0)	(5.7)%
Rest of World	150.1	158.8	(8.7)	(5.5)%	(5.5)	(3.5)%
Total net sales	$1,391.4	$1,375.7	$15.7	1.1%	$31.7	2.3%

ACUSHNET HOLDINGS CORP.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

Use of Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, this release includes the non-GAAP financial measures of net sales in constant currency, Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant to understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net sales, net income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.
We use net sales on a constant currency basis to evaluate the sales performance of our business in period over period comparisons and for forecasting our business going forward. Constant currency information allows us to estimate what our sales performance would have been without changes in foreign currency exchange rates. This information is calculated by taking the current period local currency net sales and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable prior period. This constant currency information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. Our presentation of constant currency information may not be consistent with the manner in which similar measures are derived or used by other companies.
We define Adjusted EBITDA in a manner consistent with the term “Consolidated EBITDA” as it is defined in our credit agreement. Adjusted EBITDA represents net income attributable to Acushnet Holdings Corp. adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization; and other items defined in our credit agreement, including: share-based compensation expense; restructuring and transformation costs; certain transaction fees; extraordinary, unusual or non-recurring losses or charges; indemnification expense (income); certain pension settlement costs; certain other non-cash (gains) losses, net and the net income (loss) relating to noncontrolling interests.
We present Adjusted EBITDA as a supplemental measure because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business.
We believe Adjusted EBITDA provides useful information to investors regarding our consolidated operating performance. By presenting Adjusted EBITDA, we provide a basis for comparison of our business operations between different periods by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered an alternative to net income attributable to Acushnet Holdings Corp. as a measure of our operating performance or any other measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, or affected by similar non-recurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Our definition and calculation of Adjusted EBITDA is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
We also use Adjusted EBITDA margin on a consolidated basis, which measures our Adjusted EBITDA as a percentage of net sales, because our management uses it to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business. We present Adjusted EBITDA margin as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA margin is not a measurement of financial performance under GAAP. It should not be considered an alternative to any measure of performance derived in accordance with GAAP.
The following table presents reconciliations of net income attributable to Acushnet Holdings Corp. to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income attributable to Acushnet Holdings Corp.	$71,428	$74,655	$159,190	$167,930
Interest expense, net	14,104	10,949	27,180	20,845
Income tax expense	21,212	20,749	44,619	41,474
Depreciation and amortization	13,970	12,743	27,751	25,374
Share-based compensation	7,543	8,781	14,967	16,064
Restructuring costs (1)	—	719	6,967	719
Transformation costs (2)(3)	4,077	3,967	7,902	6,923
Other extraordinary, unusual or non-recurring items, net	(57)	(207)	595	(535)
Net (loss) income attributable to noncontrolling interests	(1,264)	(291)	(4,467)	53
Adjusted EBITDA	$131,013	$132,065	$284,704	$278,847
Adjusted EBITDA margin	19.2%	19.2%	20.5%	20.3%
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(1) For the six months ended June 30, 2024, relates to restructuring costs associated with the closure of certain production lines at our footwear manufacturing joint venture.
(2) For the three and six months ended June 30, 2024, includes $2.8 million and $5.9 million, respectively, related to the optimization of our information technology systems.
(3) For the three and six months ended June 30, 2024 and 2023, includes costs associated with the optimization of our distribution and custom fulfillment capabilities.

A reconciliation of non-GAAP Adjusted EBITDA, as forecasted for 2024, to the closest corresponding GAAP measure, net income, is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility of certain charges that may impact our GAAP results on a forward-looking basis, such as the measures and effects of share-based compensation and other extraordinary, unusual or non-recurring items, net.